EXHIBIT 10.12(ii)

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of June 30, 2009, by and between SILICON VALLEY CA-I, LLC, a Delaware limited liability company (“Landlord”), and TELEGENT SYSTEMS USA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Lease bearing a Lease Reference Date of August 21, 2007 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 30,648 rentable square feet (the “Original Premises”) described as 470 Potrero Avenue of the building located at 470-474 Potrero Avenue, Sunnyvale, California 94089 (the “Building”).

B.	Tenant has requested that additional space containing approximately 27,542 rentable square feet described as 474 Potrero Avenue of the Building, in the location shown on Exhibit A attached hereto (the “Expansion Space”), be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on February 28, 2011 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion. Effective as of the Expansion Effective Date (defined below), the “Premises”, as defined in the Lease, is increased from approximately 30,648 rentable square feet of the Building to approximately 58,190 rentable square feet of the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease and as used herein. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (defined below). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

1.1	The “Expansion Effective Date” shall be the later to occur of (i) October 1, 2009 (“Target Expansion Effective Date”), and (ii) the date upon which the Tenant Alterations (as defined in Exhibit B attached hereto) in the Expansion Space have been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Tenant Alterations in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Tenant Alterations would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Tenant Alterations, including, without limitation, the following:

1.1.1	Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

1.1.2	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

1.1.3	Changes requested or made by Tenant to previously approved plans and specifications;

1.1.4	The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Tenant Alterations; or

1.1.5	If the performance of any portion of the Tenant Alterations depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Tenant Alterations in the Expansion Space shall be deemed to be substantially completed on the date that all Tenant Alterations have been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Expansion Space. Subject to Section 1.2 below, the adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent on the Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

1.2	In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of Section 1.1 of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Extended Termination Date shall not be similarly extended. Notwithstanding the foregoing, if the Expansion Effective Date has not occurred on or before October 31, 2009 (the “Required Completion Date”), Tenant, as its sole remedy, may terminate this Amendment by giving Landlord written notice of termination on or before the earlier to occur of: (i) five (5) business days after the Required Completion Date; and (ii) the Expansion Effective Date. In such event, this Amendment shall be deemed null and void and of no further force and effect and, so long as Tenant has not previously defaulted under any of its obligations pursuant to Exhibit B hereto, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Amendment and the Lease shall in continue in full force and effect without amendment. Landlord and Tenant acknowledge and agree that: (i) the determination of the Expansion Effective Date shall take into consideration the effect of any Tenant Delays; and (ii) the Required Completion Date shall be postponed by the number of days the Expansion Effective Date is delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of Landlord. Notwithstanding anything herein to the contrary, if Landlord determines in good faith that it will be unable to cause the Expansion Effective Date to occur by the Required Completion Date, Landlord shall have the right to immediately cease its performance of the Tenant Alterations and provide Tenant with written notice (the “Completion Date Extension Notice”) of such inability, which Completion Date Extension Notice shall set forth the date on which Landlord reasonably believes that the Expansion Effective Date will occur. Upon receipt of the Completion Date Extension Notice, Tenant shall have the right to terminate this Amendment by providing written notice of termination to Landlord within five (5) business days after the date of the Completion Date Extension Notice. If Tenant does not terminate this Amendment within such five (5) business day period, the Required Completion Date automatically shall be amended to be the date set forth in Landlord’s Completion Date Extension Notice.

2.	Extension. The Term of the Lease is hereby extended for a period of five (5) months and shall expire on July 31, 2011 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

3.	Monthly Installment of Rent.

3.1	Original Premises Through Prior Termination Date. The Monthly Installment of Rent, Tenant’s Proportionate Share of Expenses and Taxes and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Prior Termination Date.

3.2	Original Premises From and After Extension Date. As of the Extension Date, the schedule of Monthly Installment of Rent and Annual Rent payable with respect to the Original Premises during the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Rent	Monthly Installment of Rent
3/1/11 – 7/31/11	30,648	$12.60	$386,164.80	$32,180.40

All such Monthly Installment of Rent and Annual Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.3	Expansion Space From Expansion Effective Date Through Extended Termination Date. As of the Expansion Effective Date, the schedule of Monthly Installment of Rent and Annual Rent payable with respect to the Expansion Space for the balance of the original Term and the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Rent	Monthly Installment of Rent
10/1/09 – 9/30/10	27,542	$12.00	$330,504.00	$27,542.00	*
10/1/10 – 7/31/11	27,542	$12.60	$347,029.20	$28,919.10

*	Monthly Installment of Rent due hereunder for the first three (3) full calendar months following the Expansion Effective Date with respect to the Expansion Space only is subject to abatement as set forth below.

All such Monthly Installment of Rent and Annual Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby; provided, however, that the fourth full month’s rent with respect to the Expansion Space (subject to the Abated Monthly Installment of Rent defined below) shall be paid upon the execution of this Amendment. Notwithstanding anything in the Lease or this Amendment to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Monthly Installment of Rent with respect to the Expansion Space, as originally described in this Amendment, in the amount of $27,542.00 per month for the first three (3) full calendar months following the Expansion Effective Date (estimated to be the months of October, November and December 2009). The maximum total amount of Monthly Installment of Rent abated with respect to the Expansion Space in accordance with the foregoing shall equal $82,626.00 (the “Abated Monthly Installment of Rent”). If Tenant defaults under the Lease at any time during the balance of the original Term or the Extended Term and fails to cure such default within any applicable cure period under the Lease, as amended hereby, then all Abated Monthly Installment of Rent shall immediately become due and payable. Only Monthly Installment of Rent shall be abated pursuant to this Section 3.3, as more particularly described herein, and Tenant’s Proportionate Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date is other than the Target Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Monthly Installment of Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Monthly Installment of Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above.

4.	Additional Security Deposit and Letter of Credit. No additional Security Deposit shall be required in connection with this Amendment. Concurrent with Tenant’s execution of this Amendment, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit currently held by Landlord under the Lease, which amendment shall be in form and substance satisfactory to Landlord, amending the final expiration date of the Letter of Credit to be not earlier than sixty (60) days following the Extended Termination Date. Notwithstanding the foregoing or anything to the contrary contained in the Lease, in the event that at any time the financial institution which issued the Letter of Credit held by Landlord is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute Letter of Credit that satisfies the requirements of the Lease as amended hereby from a financial institution acceptable to Landlord, in Landlord’s reasonable discretion.

5.	Tenant’s Proportionate Share. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Expansion Space is 47.33% of the Building. Tenant’s Proportionate Share for the Expansion Space and the Original Premises is, collectively, 100% of the Building.

6.	Expenses and Taxes.

6.1	Original Premises for the Extended Term. For the period commencing with the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Expenses and Taxes applicable to the Original Premises in accordance with the terms of the Lease, as amended hereby.

6.2	Expansion Space From Expansion Effective Date Through Extended Termination Date. For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, as amended hereby.

7.	Improvements to Expansion Space.

7.1	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. However, notwithstanding the foregoing, Landlord agrees that the roof, lighting and the base Building electrical, heating, ventilation and air conditioning and plumbing systems located in the Expansion Space shall be in good working order as of the date Landlord delivers possession of the Expansion Space to Tenant. Except to the extent caused by the acts or omissions of Tenant or any Tenant Entities or by any alterations or improvements performed by or on behalf of Tenant (other than the Tenant Alterations), if such systems are not in good working order as of the date possession of the Expansion Space is delivered to Tenant and Tenant provides Landlord with notice of the same within thirty (30) days following the date Landlord delivers possession of the Expansion Space to Tenant, Landlord shall be responsible for repairing or restoring the same at Landlord’s sole cost and expense.

7.2	Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto.

8.

Early Access to Expansion Space. Provided that this Amendment and the Early Possession Agreement (as defined below) have been fully executed by all parties and Tenant has delivered all prepaid rental, the additional Security Deposit, and insurance certificates required hereunder, Landlord grants Tenant the right to enter the Expansion Space prior to the Expansion Effective Date at Tenant’s sole risk, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personalty. Such possession prior to the Expansion Effective Date shall be subject to all of the terms and provisions of the Lease, as amended hereby, except that Tenant shall not be required to pay Monthly Installment of Rent or Tenant’s Proportionate Share of Expenses and Taxes attributable to the Expansion Space with respect to the period of time prior to the Expansion Effective Date during which Tenant occupies the Expansion Space solely for such purposes. However, Tenant shall be liable for any utilities or special services provided to Tenant during such period. Notwithstanding the foregoing, if Tenant takes possession of the Expansion Space before the Expansion Effective Date for any purpose other than as expressly provided in this Section, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes any other rent and charges payable under the Lease, as amended hereby, applicable to the Expansion Space to Landlord for each day of possession of the Expansion Space before the Expansion Effective Date. Landlord may withdraw such permission to enter the Expansion Space prior to the Expansion Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of the Tenant Alterations described in Exhibit B at the earliest possible date. As a condition to any early entry to the Expansion Space by Tenant pursuant to this Section 8, Tenant shall execute and deliver to Landlord an early possession agreement (the “Early Possession Agreement”) in the form attached hereto as Exhibit C, provided by Landlord, setting forth the actual date for early possession as to the Expansion Space.

9.	Option to Renew. The “Option to Renew” as set forth in Article 41 of the Original Lease is null and void and of no further force and effect. Provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default under any of the material or monetary terms and conditions of the Lease, as amended hereby, at the time of notification or commencement after notice and the expiration of the applicable cure period, Tenant shall have one (1) option to renew (the “Renewal Option”) the Extended Term for a term of three (3) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

9.1	If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is three hundred sixty-five (365) days prior to the expiration of the Extended Term but no later than the date which is two hundred seventy (270) days prior to the expiration of the Extended Term. If Tenant fails to provide such notice, Tenant shall have no further right to extend or renew the Extended Term.

9.2	The Annual Rent and Monthly Installment of Rent in effect at the expiration of the Extended Term shall be changed to reflect the Prevailing Market (as defined below) rate. Landlord shall advise Tenant of the new Annual Rent and Monthly Installment of Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Section 9. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the Renewal Term.

9.2.1

If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for the Renewal Term not later than sixty (60) days prior to the expiration of the Extended Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Sunnyvale, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

9.2.2	Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

9.2.3	If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Monthly Installments of Rent upon the terms and conditions in effect during the last month of the Extended Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Annual Rent and Monthly Installments of Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

9.3	This Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew the Extended Term shall be “personal” to Tenant as set forth above and to any Permitted Transferee, and that in no event will any other assignee or sublessee have any rights to exercise this Renewal Option.

9.4	If the Renewal Option is validly exercised or if Tenant fails to validly exercise the Renewal Option, Tenant shall have no further right to extend the term of the Lease, as amended hereby.

9.5	For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under leases and renewal and expansion amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Sunnyvale, California area as of the date the Renewal Term is to commence, taking into account the specific provisions of the Lease which will remain constant, and may, if applicable, include parking charges taking into account all material, economic then-relevant factors. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

10.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.1	Tenant Improvements. Tenant hereby acknowledges that Landlord has fully performed all of its obligations pursuant to Exhibit “B” attached to the Lease.

10.2	Insurance. Tenant’s insurance required under Article 11 of the Lease (“Tenant’s Insurance”) shall include the Expansion Space. Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Article 11 of the Lease, evidencing Tenant’s Insurance covering the Premises and the Expansion Space upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

10.3	No Guaranty of Lease. Telegent Systems, Inc., a Cayman Islands company (“Guarantor”) had guaranteed the Lease through the Prior Termination Date. No guaranty is required after such Prior Termination Date, and Guarantor is hereby released from all obligations under the Guaranty first accruing after the Prior Termination Date.

11.	Miscellaneous.

11.1	This Amendment, including Exhibit A (Outline and Location of Expansion Space), Exhibit B (Tenant Alterations) and Exhibit C (Form of Early Possession Agreement) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

11.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.3	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.4	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.5	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.6	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Cornish & Carey Commercial. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, managers, investors, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than Cornish & Carey Commercial. Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

11.7	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Extended Term, an Event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

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11.8	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord's interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:				TENANT:

SILICON VALLEY CA-I, LLC,				TELEGENT SYSTEMS USA, INC.,
a Delaware limited liability company				a Delaware corporation

By:	RREEF Management Company,			By:	/s/ Geoff Ribar
	a Delaware corporation, its Authorized Agent			Name:	Geoff Ribar

	By:	/s/ James H. Ida		Title:	CFO

	Name:	James H. Ida		Dated:	7/6	, 2009

	Title:	Vice President, District Manager

	Dated:	7/6	, 2009

EXHIBIT A – OUTLINE AND LOCATION OF EXPANSION SPACE

attached to and made a part of the Amendment dated as of June 30, 2009, between

SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and

TELEGENT SYSTEMS USA, INC., a Delaware corporation, as Tenant

Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1

EXHIBIT B – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of June 30, 2009, between

SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and

TELEGENT SYSTEMS USA, INC., a Delaware corporation, as Tenant

As used in this Exhibit B, the “Premises” shall be deemed to mean the Expansion Space, as defined in the Amendment to which this Exhibit B is attached.

1.	Landlord shall perform improvements to the Premises in accordance with the plans prepared by AP+I Design, Inc., dated May 28, 2009 attached hereto as Schedule 1 (the “Plans”). The improvements to be performed by Landlord in accordance with the Plans are hereinafter referred to as the “Tenant Alterations.” It is agreed that construction of the Tenant Alterations will be completed at Landlord’s sole cost and expense (subject to the terms of Section 2 below) using Building standard methods, materials and finishes. Landlord shall enter into a direct contract for the Tenant Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Alterations. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). Notwithstanding anything to the contrary contained herein, Landlord, at its sole cost and expense (except to the extent properly included in Expenses), shall be responsible for correcting any violations of Regulations with respect to the Tenant Alterations. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, Tenant, not Landlord, shall be responsible for the correction of any violations that arise out of or in connection with any claims brought under any provision of the Americans With Disabilities Act other than Title III thereof, the specific nature of Tenant’s business in the Premises (other than general office use), the acts or omissions of Tenant or any Tenant Entities, Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, alterations, additions or improvements performed by or on behalf of Tenant (other than the Tenant Alterations) and any design or configuration of the Premises specifically requested by Tenant after being informed that such design or configuration may not be in strict compliance with Regulations. Notwithstanding anything to the contrary contained in Section 26.2 of the Lease, Tenant shall not be required to remove any portion of the Tenant Alterations shown on the Plans as of the date of this Amendment.

2.

If Tenant shall request any revisions to the Plans, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Tenant Alterations, if any, resulting from such revisions to the Plans. Tenant, within one business day, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Tenant Alterations, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Nothwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.

3.	This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT C - FORM OF EARLY POSSESSION AGREEMENT

attached to and made a part of the Amendment dated as of June 30,2009, between

SILICON VALLEY CA-I, LLC, a Delaware limited liability company, as Landlord and

TELEGENT SYSTEMS USA, INC., a Delaware corporation, as Tenant

EARLY POSSESSION AGREEMENT

Reference is made to that certain Lease bearing a Lease Reference date of August 21, 2007, as amended by that certain First Amendment (the "Amendment") dated as of June 30, 2009 (collectively, the "Lease"), between SILICON VALLEY CA-I, LLC, a Delaware limited liability company ("Landlord") and TELEGENT SYSTEMS USA, INC., a Delaware corporation ("Tenant"), for the Expansion Space (as defined in the Amendment) located at 474 Potrero Avenue, Sunnyvale, California 94089.

It is hereby agreed that, notwithstanding anything to the contrary contained in the Amendment or Lease, but subject to the terms of Section 8 of the Amendment, Tenant may occupy the Expansion Space on                 , 2009.

Landlord and Tenant agree that all the terms and conditions of the above referenced Amendment and Lease, are in full force and effect as of the date of Tenant's possession of the Expansion Space prior to the Expansion Effective Date pursuant to Section 8 of the Amendment.

LANDLORD:			TENANT:

SILICON VALLEY CA-I, LLC, a Delaware limited liability company			TELEGENT SYSTEMS USA, INC., a Delaware corporation

By:	RREEF Management Company, a Delaware corporation, its Authorized Agent

	By:	DO NOT SIGN	By:	DO NOT SIGN
	Name:	James H. Ida	Name:
	Title:	Vice President, District Manager	Title:
	Dated:		Dated:		, 2009

C-1